Exhibit 11

                        COMPUTATION OF NET LOSS PER SHARE

                                                     Year Ended December 31,
                                                     -----------------------
                                                      1999             1998
                                                      ----             ----
NET LOSS PER SHARE

  Loss from Operations applicable to Common Stock    $(1,238,028)   $(1,915,461)
                                                    ============   ============
  Weighted Average Common Shares Outstanding           3,894,045      3,728,594
                                                    ------------   ------------
Net Loss Per Share                                       $ (0.32)       $ (0.51)
                                                    ============   ============

NET LOSS PER SHARE - ASSUMING DILUTION

  Loss from Operations applicable to Common Stock    $(1,238,028)   $(1,915,461)
                                                    ============   ============
  Weighted Average Common Shares Outstanding           3,894,045      3,728,594
  Add:  (A)  Assumed Conversion of Preferred Stock       125,589              -
           (B)  Assumed Exercise of Stock Options         79,796        119,737
           (C)  Assumed Exercise of Warrants              16,069         42,745
                                                    ------------   ------------
  Weighted Average Common Shares

         Outstanding - Assuming Dilution               4,115,499      3,891,076
                                                    ============   ============
Net Loss Per Share - Assuming Dilution                   $ (0.30)       $ (0.49)
                                                    ============   ============

NOTE:

The calculation for Net Loss Per Common Share - Assuming Dilution is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Financial Accounting Standards Board No. 128 "Earnings Per Share" ("FASB 128") since the results are anti-dilutive.

(A) - For the dilutive options (i.e., the average market price is greater than the exercise price), assume that options are exercised and proceeds realized as indicated below. Next, using the treasury stock method with the average market price per share during each period and the total shares assumed to be reacquired as of the beginning of each period, the additional shares included as outstanding are indicated below.

                                                  Year Ended December 31,
                                                  -----------------------
                                                   1999                 1998
                                                   ----                 ----
  Options assumed exercised                       247,550              179,550
  Proceeds assumed realized                     $ 243,243            $ 334,353
  Shares assumed reacquired:
  - During 1999 ($243,243/$1.45)                  167,754
  - During 1998 ($334,353/$5.59)                                        59,813
  Net additional shares assumed outstanding        79,796              119,737

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(B) - For the dilutive  warrants (i.e., the average market price is greater than the exercise price), assume that warrants are exercised and proceeds realized as indicated below. Next, using the treasury stock method with the average market price per share during each period and the total shares assumed to be reacquired as of the beginning of each period, the additional shares included as outstanding are indicated below.

                                                  Year Ended December 31,
                                                  -----------------------
                                                     1999          1998
                                                     ----          ----
  Warrants assumed exercised                        60,000        115,661
  Proceeds assumed realized                       $ 63,700       $407,600
  Shares assumed reacquired:
  - During 1999 ($63,700/$1.45)                     43,931
  - During 1998 ($407,600/$5.59)                                   72,916
  Net additional shares assumed outstanding         16,069         42,745